CONSULTING AGREEMENT - ISH

        This Consulting Agreement (the Agreement) is made this 15th day of April 2003 by and between Interstate Housing Resources, a corporation, ("Consultant"), and Twin Faces East Entertainment Corporation, a Nevada Corporation ("Company").

        WHEREAS, Consultant has expertise in effective communications with potential investors, relationships with entertainment and related companies, potential Company clients and a knowledge of the Company; and

        WHEREAS, the Company desires to retain Consultant to advise and assist in development of its client base and entertainment business and related fields; and

        THEREFORE, it is agreed as follows:

  Engagement. Consultant will use his resources to develop additional clients and business and expand upon current business in place or in development for the company.

  Term. For a period of one year commencing this date.

  Time and Effort. Consultant shall use his best efforts and commit to whatever time is necessary to accomplish those goals contained herein.

  Compensation. The Company shall pay Consultant $180,000 per year all due and payable the later of May 1, 2003 or the Company's receipt of funding of $2 million or more.

  Independent Contractor and No Agency Relationship. Consultant shall be paid as an independent contractor with no employee relationship or agency and principal relationship and shall thereby be responsible for all his own taxes, insurance, licenses and fees and expenses related to his business and this Agreement. Consultant may assign this agreement to a third party with the Company's consent but will still personally be responsible for fulfillment of his obligations under this Agreement and taxes etc. as defined above.

  Termination. Either party may terminate this relationship with 30 days notice to the other without cause, after one year from date of signing, provided all compensation is current.

  Governing Law. This Agreement is being executed under and will be governed by the laws of the State of Nevada.

        In witness whereof, the parties have executed this Agreement on the date written below:

        /S/Michael Smolanoff, Ph.D.                                                                     Date: April 15, 2003

           Michael Smolanoff, Ph.D., President

           Twin Faces East Entertainment Corporation

        /S/R.H. Casto                                                                                             Date: April 15, 2003

           R.H. Casto, President

           Interstate Housing Resources, Inc.